4828 Loop Central Drive
Houston TX 77081
Telephone 713-966-8966
Fax 713-218-4595
www.littonloan.com

SERVICER COMPLIANCE STATEMENT

C-BASS 2007-CB4 Trust

The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during such preceding calendar year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects for 2007, except as disclosed below:

Loan Buyouts from Pool Assets - 1122(d)(4)(iii)

Certain loan buyouts from pool assets were not made within timeframes established in the transaction agreements.

The Servicer has implemented the following remediation procedures:

Loan Buyouts from Pool Assets — 1122(d)(4)(iii)

The Servicer is in the process of incorporating automation that will calculate the calendar month in which a loan can be bought out of individual securities based on the requirements in the respective transaction agreements. This automation will not allow a loan to be removed from a security unless it is in the timeframe allowed in the respective transaction agreements. The Servicer expects to have this automation in place at or around the end of the first quarter 2008.

Date:   March 3, 2008

/s/ Elizabeth Folk
Elizabeth Folk
Senior Vice President and
Chief Financial Officer
Litton Loan Servicing LP

Inv 394 - Trustee 10K - SC3